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                                                      Exhibit (11)
                       FRP PROPERTIES, INC.
             COMPUTATION OF EARNINGS PER COMMON SHARE
                           (UNAUDITED)

                                        THREE MONTHS            NINE MONTHS
                                        ENDED JUNE 30,         ENDED JUNE 30,
                                       1999      1998        1999        1998

Net income                         $1,143,000  1,185,000   4,251,000   3,289,000

Common shares:

Weighted average shares
 outstanding during the
 period - shares used for
 basic earnings per share           3,431,129  3,459,768   3,449,994   3,446,699

Shares issuable under stock
 options which are poten-
 tially dilutive                       22,249     42,254      23,547      47,655
Shares used for diluted earnings
 per share                          3,453,378  3,502,022   3,473,541   3,494,354


Basic earnings per
 common share                            $.33        .34        1.23         .95

Diluted earnings
 per common share                        $.33        .34        1.22         .94

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